Exhibit 99.3

Letter to DTC Participants
With Respect to Tender of
Any and All Outstanding 11.75% Senior Secured Notes due 2015
In Exchange For
11.75% Senior Secured Notes due 2015
of
MERGE HEALTHCARE INCORPORATED
Pursuant to the Prospectus dated          , 2011

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON          , 2011, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR THE EXPIRATION DATE.

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is a Prospectus dated          , 2011 (the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal”) that together constitute the offer (the “Exchange Offer”) by Merge Healthcare Incorporated, a Delaware corporation (the “Company”), to exchange up to $52,000,000 in principal amount of its 11.75% Senior Secured Notes due 2015 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all outstanding 11.75% Senior Secured Notes due 2015, issued and sold on June 20, 2011 in a transaction exempt from registration under the Securities Act (the “Old Notes”), upon the terms and conditions set forth in the Prospectus. The Prospectus and Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own name.

Enclosed are copies of the following documents:

1) The Prospectus;

2) The Letter of Transmittal for your use in connection with the tender of Old Notes and for the information of your clients;

3) The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Old Notes and all other required documents cannot be delivered to the Exchange Agent prior to the Expiration Date;

4) A form of letter that may be sent to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer; and

5) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

Please note that the Exchange Offer will expire at 5:00 p.m., Eastern Standard Time, on          , 2011, unless extended by the Company. We urge you to contact your clients as promptly as possible.

You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Additional copies of the enclosed material may be obtained from the Exchange Agent, at the address and telephone numbers set forth below.

Very truly yours,

The Bank of New York Mellon
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, NY 10286
[          ]

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus and the Letter of Transmittal.

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